Exhibit 4.1

COHEN & STEERS INCOME OPPORTUNITIES REIT, INC.

Class T, Class S, Class D, Class I, Class F-T, Class F-S, Class F-D, Class F-I and Class P Share Repurchase Plan

Adopted: August 10, 2023

Definitions

Advisor — Cohen & Steers Capital Management, Inc.

Charter — shall mean the Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended from time to time.

Class D shares — shall mean the shares of the Company’s common stock classified as Class D.

Class F-D shares — shall mean the shares of the Company’s common stock classified as Class F-D.

Class F-I shares — shall mean the shares of the Company’s common stock classified as Class F-I.

Class F-S shares — shall mean the shares of the Company’s common stock classified as Class F-S.

Class F-T shares — shall mean the shares of the Company’s common stock classified as Class F-T.

Class I shares — shall mean the shares of the Company’s common stock classified as Class I.

Class P shares — shall mean the shares of the Company’s common stock classified as Class P.

Class S shares — shall mean the shares of the Company’s common stock classified as Class S.

Class T shares — shall mean the shares of the Company’s common stock classified as Class T.

Code — shall mean the Internal Revenue Code of 1986, as amended.

Cohen & Steers – shall mean Cohen & Steers, Inc. and its affiliates.

Company — shall mean Cohen & Steers Income Opportunities REIT, Inc., a Maryland corporation.

Dealer Manager — shall mean Cohen & Steers Securities, LLC.

Independent Director — shall have the meaning set forth in the Charter.

NAV — shall mean the net asset value of the Company attributable to its Stockholders or the net asset value of a class of its shares, as the context requires, determined in accordance with the Company’s Net Asset Value Calculation and Valuation Guidelines as described in the Company’s prospectus or private placement memorandum, as applicable.

Operating Partnership — shall mean Cohen & Steers Income Opportunities REIT Operating Partnership L.P.

Operating Partnership units — shall mean limited partnership interests in the Operating Partnership.

Plan — shall mean this share repurchase plan of the Company.

Securities Act — shall mean the Securities Act of 1933, as amended.

Special Limited Partner — shall mean Cohen & Steers Income Opportunities REIT Special Limited Partner, LLC

Stockholders — shall mean the holders of Class T, Class S, Class D, Class I, Class F-T, Class F-S, Class F-D, Class F-I and Class P shares.

Transaction Price — shall mean the repurchase price per share for each class of common stock, which shall be equal to the then-current offering price before applicable selling commissions and dealer manager fees.

Share Repurchase Plan

Stockholders may request that the Company repurchase shares of its common stock through their financial advisor or directly with the Company’s transfer agent. The procedures relating to the repurchase of shares of the Company’s common stock are as follows:

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Certain broker-dealers require that their clients process repurchases through their broker-dealer, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under this Plan, impact the timing of a Stockholder receiving repurchase proceeds and require different paperwork or process than described in this Plan. Stockholders should contact their broker-dealer first if they want to request the repurchase of their shares.

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Under this Plan, to the extent the Company chooses to repurchase shares in any particular month, the Company will only repurchase shares as of the opening of the last calendar day of that month (a “Repurchase Date”). To have shares repurchased, a Stockholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the Company’s prior month’s NAV per share), subject to any Early Repurchase Deduction (as defined below).

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A Stockholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the Stockholder’s financial intermediary, on our toll-free, automated telephone line, 855-400-5947. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

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If a repurchase request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable month, the repurchase request will be executed, if at all, on the next month’s Repurchase Date at the Transaction Price applicable to that month (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

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Repurchase requests may be made by mail or by contacting a financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting the Stockholder’s financial intermediary, the Stockholder’s financial intermediary may require the Stockholder to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, the Stockholder must complete and sign a repurchase authorization form, which can be found at the end of this Plan and which is available on our website, www.cnsreit.com. Written requests should be sent to the transfer agent at the following address:

SS&C, Inc.

PO Box 219121

Kansas City, MO 64121-9121

Overnight Address:

SS&C, Inc.

430 W 7th St. Suite 219121

Kansas City, MO 64105-1407

Toll Free Number: 855-400-5947

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

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For processed repurchases, Stockholders may request that repurchase proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least 30 days. Stockholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.

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Stockholders may also receive repurchase proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

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A medallion signature guarantee will be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (I) the amount of the repurchase request is over $500,000; (2) a Stockholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such Stockholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm a Stockholder’s identity or suspects fraudulent activity.

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If a Stockholder has made multiple purchases of shares of the Company’s common stock, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases

In the event that any Stockholder fails to maintain the minimum balance of $500 of shares of the Company’s common stock, the Company may repurchase all of the shares held by that Stockholder at the repurchase price in effect on the date the Company determines that such Stockholder has failed to meet the minimum balance, less any Early Repurchase Deduction. Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. Minimum account repurchases are subject to Early Repurchase Deduction.

Sources of Funds for Repurchases

The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds (including from sales of the Company’s common stock or Operating Partnership units to the Special Limited Partner), and the Company has no limits on the amounts it may pay from such sources.

Repurchase Limitations

The Company may repurchase fewer shares than have been requested in any particular month to be repurchased under this Plan, or none at all, in its discretion at any time. In addition, the aggregate NAV of total repurchases of Class T, Class S, Class D, Class I, Class F-T, Class F-S, Class F-D, Class F-I and Class P shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of the Company but excluding any Early Repurchase Deduction applicable to the repurchased shares) will be limited to no more than 2% of the Company’s aggregate NAV per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months). The Company will only process repurchases of Class P shares, or other shares, held by Cohen & Steers, after all other Stockholder repurchase requests have been processed and to the extent there is availability under the Plan’s 2% monthly and 5% quarterly caps (except with respect to or repurchases of shares of common stock that the Advisor receives in lieu of a management fee (including any units in the Operating Partnership that are subsequently converted to shares of the Company’s common stock)). We will only process repurchases of common stock held by the Special Limited Partner after all other Stockholder repurchase requests have been processed.

In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any month, shares submitted for repurchase during such month will be repurchased on a pro rata basis after the Company has repurchased all shares for which repurchase has been requested due to death, disability or divorce. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of this Plan, as applicable.

If the Transaction Price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and Stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests. The Transaction Price for each month will be available on our website at www.cnsreit.com and in prospectus supplements filed with the Securities and Exchange Commission, as applicable.

Should repurchase requests, in the Company’s judgment, place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real properties or other investments rather than repurchasing the Company’s shares is in the best interests of the Company as a whole, the Company may choose to repurchase fewer shares in any particular month than have been requested to be repurchased, or none at all. Further, the Company’s board of directors may make exceptions to, modify or suspend for a period of time or indefinitely this Plan if, in its reasonable judgment, it deems such action to be in the best interest of the Company and its Stockholders. The Company’s board of directors cannot terminate this Plan absent a liquidity event which results in Stockholders receiving cash or securities listed on a national securities exchange or where otherwise required by law. Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on repurchases, to and suspensions of the Plan will be promptly disclosed to Stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or special or periodic report filed by us. Material modifications will also be disclosed on the Company’s website at www.cnsreit.com. In addition, the Company may determine to suspend this Plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. Once this Plan is suspended, the Company’s board of directors will be required to consider at least quarterly whether the continued suspension of the Plan is in the best interests of the Company and the Stockholders. The Company’s board of directors must affirmatively authorize the recommencement of this Plan if it is suspended before Stockholder requests will be considered again.

As described in the Company’s prospectus and private placement memorandum, shares held by the Advisor acquired as payment of the Advisor’s management fee will not be subject to this Plan, including with respect to any repurchase limits, the Early Repurchase Deduction or the calculation of NAV. In addition, any repurchases of shares in respect of distributions on the performance participation interest will not be subject to the Early Repurchase Deduction. Stockholders who are exchanging a class of the Company’s shares for an equivalent aggregate NAV of another class of the Company’s shares will not be subject to, and will not be treated as repurchases for the calculation of, the 2% monthly or 5% quarterly limitations on repurchases and will not be subject to the Early Repurchase Deduction. Notwithstanding the foregoing, the Independent Directors will oversee the repurchase activity of the Advisor. Approval of the Independent Directors is required for any repurchase request of the Advisor for Class I shares or Class P shares received as payment for the management fee that, when combined with any stockholder repurchase requests submitted through this Plan, would cause the Company to exceed the monthly and quarterly repurchase limitations of this Plan, and any such approval must find that the repurchase would not impair the Company’s capital or operations and be consistent with the fiduciary duties of the Independent Directors. Repurchase requests of the Advisor for Class I shares or Class P shares received as payment of its management fee will not take priority over repurchase requests submitted by stockholders through this Plan.

Early Repurchase Deduction

Except as noted below with respect to Class P shares, there is no minimum holding period for shares of the Company’s common stock and Stockholders can request that the Company repurchase their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be repurchased at 95% of the Transaction Price (an “Early Repurchase Deduction”) on the applicable Repurchase Date. For shares other than Class P shares, the one-year holding period is measured as of the first calendar day immediately following the prospective Repurchase Date. For Class P shares, the one-year holding period is measured as of the drawdown date immediately following the prospective repurchase date (for example if you purchase any of our shares on June 1 of a given year and then request the repurchase of such shares in May of the following year, such shares would be repurchased as of May 31 and such period would be deemed to be one year). Additionally, Stockholders who have received shares of the Company’s common stock in exchange for their Operating Partnership units may include the period of time such Stockholder held such Operating Partnership units for purposes of calculating the holding period for such shares of the Company’s common stock. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to Class P shares, or other shares, held by Cohen & Steers. The Early Repurchase Deduction will not apply to shares acquired through the Company’s distribution reinvestment plan.

The Company may, from time to time, waive the Early Repurchase Deduction in the following circumstances (subject to conditions described below):

•	repurchases resulting from death, qualifying disability or divorce;

•	in the event that a Stockholder’s shares are repurchased because such Stockholder has failed to maintain the $500 minimum account balance;

•	due to trade or operational error.

As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the death, qualifying disability (as such term is defined in Section 72(m)(7) of the Code) or divorce of a Stockholder who is a natural person, including shares held by such Stockholder through a trust or an individual retirement account or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust, (ii) in the case of qualified disability, receiving written notice from such Stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the Stockholder became a Stockholder or (iii) in the case of divorce, receiving written notice from the Stockholder of the divorce and the Stockholder’s instructions to effect a transfer of the shares (through the repurchase of the shares by the Company and the subsequent purchase by the Stockholder) to a different account held by the Stockholder (including trust or an individual retirement account or other retirement or profit-sharing plan). The Company must receive the written repurchase request within 12 months after the death of the Stockholder, the initial determination of the Stockholder’s disability or divorce in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death, disability or divorce of a Stockholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Stockholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death, disability or divorce does not apply.

In addition, shares of the Company’s common stock are sold to certain feeder vehicles primarily created to hold the Company’s shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, the Company will not apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations.

Class P Shares

Requests for repurchase of Class P shares, including Class P shares held by Cohen & Steers, may only be made following the two-year anniversary of the initial closing of the Company’s private offering. Following such holding period, Stockholders may request on a monthly basis that the Company repurchase all or any portion of their Class P shares.

Items of Note

•	Stockholders will not receive interest on amounts represented by uncashed repurchase checks;

•	Under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld;

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IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for shares of the Company’s stock sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless a Stockholder elects otherwise, which such Stockholder may do by checking the appropriate box on the repurchase authorization form or calling the Company’s customer service number at 855-400-5947, the Company will utilize the first-in-first-out method; and

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All shares of the Company’s common stock requested to be repurchased must be beneficially owned by the Stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, the Company will not be obligated to repurchase any shares subject to the lien.

Mail and Telephone Instructions

The Company and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Stockholder transactions if they reasonably believe that such instructions were genuine. The Company’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Stockholder to provide certain specific identifying information on file and sending written confirmation to Stockholders of record. Failure by the Stockholder or its agent to notify the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will relieve the Company, the Company’s transfer agent and the financial advisor of any liability with respect to the discrepancy.

Share Repurchase Authorization For Cohen & Steers Income Opportunities REIT, Inc.

Use this form to request repurchase of your shares in Cohen & Steers Income Opportunities REIT, Inc. (“CNSREIT”). Please complete all sections below.

1. Repurchase from the following account

Name(s) on the account

Account number:	Social Security Number/TIN:

Financial advisor name:	Financial advisor phone number:

2. Repurchase amount (Check one)                  3. Repurchase type (Check one)

☐ All shares ☐ Number of shares ________________________________________ ☐ Dollar amount $ __________________________________________	☐ Normal ☐ Death ☐ Disability ☐ Divorce

Additional documentation is required if repurchasing due to Death, Disability or Divorce. Contact CNSREIT Investor Relations for detailed instructions at 855-400-5947.

4. Payment instructions (Select only one)

Indicate how you wish to receive your repurchase payment below. If an option is not selected, a check will be sent to your address of record. Repurchase proceeds for qualified accounts, including IRAs and other Custodial accounts, and certain Broker-controlled accounts as required by your Broker/Dealer of record, will automatically be issued to the Custodian or Broker/Dealer of record, as applicable. All Custodial-held and Broker-controlled accounts must include the Custodian and/or Broker/Dealer signature.

☐	Cash/Check Mailed to Address of Record

☐	Cash/Check Mailed to Third Party/Custodian (Signature Guarantee required)

☐	I authorize CNSREIT or its agent to deposit my distribution into my checking or savings account.

Name / Entity Name / Financial Institution		Mailing Address

City	State	Zip Code	Account Number

☐ Cash/Direct Deposit  Attach a pre-printed voided check. (Non-Custodian Investors Only)

I authorize CNSREIT or its agent to deposit my distribution into my checking or savings account. In the event that CNSREIT deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State

Your Bank’s ABA Routing Number:		Your Bank Account Number:

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

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5. Share repurchase plan considerations (Select only one)

Our share repurchase plan contains limitations on the number of shares that can be repurchased under the plan during any month and quarter. In addition to these limitations, we cannot guarantee that we will have sufficient funds to accommodate all repurchase requests made in any applicable repurchase period and we may elect to repurchase fewer shares than have been requested in any particular month, or none at all. If the number of shares subject to repurchase requests exceeds the then applicable limitations, or if we otherwise do not make all requested repurchases, each stockholder’s request will be reduced on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death, disability or divorce. If repurchase requests are reduced on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death, disability or divorce, you may elect (at the time of your repurchase request) to either withdraw your entire request for repurchase or have your request honored on a pro-rata basis. If you wish to have the remainder of your initial request repurchased, you must resubmit a new repurchase request for the remaining amount. Please select one of the following options below. If an option is not selected, your repurchase request will be processed on a pro-rata basis, if needed.

☐ Process my repurchase request on a pro-rata basis.

☐ Withdraw (do not process) my entire repurchase request if amount will be reduced on a pro-rata basis.

6. Cost basis selection (Select only one)

U.S. federal income tax information reporting rules generally apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the Internal Revenue Service (“IRS”) and to you. Generally, these rules apply to our shares, including those purchased through our distribution reinvestment plan. You should consult your own tax advisor regarding the consequences of these new rules and your cost basis reporting options.

Indicate below the cost basis method you would like us to apply.

IMPORTANT: If an option is not selected, your cost basis will be calculated using the FIFO method.

☐ FIFO (First — In / First Out)

☐ LIFO (Last — In / First Out) Consult your tax advisor to determine whether this method is available to you.

☐ Specific Lots

If you have selected “Specific Lots,” please identify the lots below:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

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7. Authorization and signature

Important: Signature guarantee may be required if any of the following applies:

•	Amount to be repurchased is $500,000 or more.

•	The repurchase is to be sent to an address other than the address we have had on record for the past 30 days.

•	The repurchase is to be sent to an address other than the address on record.

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If name has changed from the name in the account registration, we must have a one-and-the-same name signature guarantee. A one-and-the-same signature guarantee must state “<Previous Name> is one-and-the-same as <New Name>“ and you must sign your old and new name.

•	The repurchase proceeds are deposited directly according to banking instructions provided on this form. (Non-Custodial Investors Only)

Investor Name (Please Print)	Signature	Date

Co-Investor Name (Please Print)	Signature	Date

Signature guarantee (Affix Medallion or Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer authorization (If applicable) Signature of authorized person

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Please refer to the prospectus you received in connection with your initial investment in CNSREIT, as amended by any amendments or supplements to that prospectus, for a description of the current terms of our share repurchase plan. A copy of the prospectus, as amended and supplemented to date, is located at www.CNSREIT.com and at www.sec.gov. The repurchase price will be available in our prospectus supplements and at www.CNSREIT.com and www.sec.gov, as applicable. There are various limitations on your ability to request that we repurchase your shares, including, subject to certain exceptions, an early repurchase deduction if your shares have been outstanding for less than one year. In addition, the aggregate NAV of total repurchases of Class T, Class S, Class D, Class I, Class F-T, Class F-S, Class F-D and Class F-I shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of our common stock but excluding any Early Repurchase Deduction applicable to the repurchased shares) is limited to no more than 2% of CNSREIT’s aggregate NAV per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of CNSREIT’s aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months). Our board of directors may determine to make exceptions to, amend or suspend our share repurchase plan without stockholder approval. Material modifications to and suspensions of the share repurchase plan will be disclosed in a filing with the SEC at www.sec.gov, which will also be made available at www.CNSREIT.com. Repurchase of shares, when requested, will generally be made monthly; provided, however, that the board of directors may determine from time to time to adjust the timing of repurchases. All requests for repurchases must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. A stockholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the stockholder’s financial intermediary, on our toll-free, automated telephone line, 855-400-5947. Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the applicable Repurchase Date (or if such Repurchase Date is not a business day, the prior business day). We cannot guarantee that we will have sufficient available funds or that we will otherwise be able to accommodate any or all requests made in any applicable repurchase period. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by CNSREIT, in its sole discretion, and such determination shall be final and binding.

You may mail this completed form to:

Regular Mail: Cohen & Steers Income Opportunities REIT, Inc. c/o SS&C Inc. P.O. Box 219121 Kansas City, MO 64121-9121	Direct Overnight Mail: Cohen & Steers Income Opportunities REIT, Inc. c/o SS&C Inc. 430 West 7th Street, Suite 219121 Kansas City, MO 64105-1407

Should you have any questions concerning this form, please contact CNSREIT Investor Relations at: 855-400-5947.

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